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For Immediate Release

Behringer Harvard Opportunity REIT I

Commences Real Estate Operations

New Fund Breaks Escrow, Begins Seeking Assets

DALLAS, November 9, 2005 -- Behringer Harvard Opportunity REIT I, Inc. announced today that the Fund, which initiated its best efforts public offering of common shares in October 2005, has broken escrow and is commencing its operations.

Proceeds from initial subscriptions to the Fund were placed in escrow until subscriptions purchased reached an aggregate of at least 200,000 shares of its common stock, a milestone which it recently eclipsed. Having exceeded this "minimum offering" level, the Fund's initial subscribers are now admitted as shareholders and subscription proceeds have been released from escrow so that the Fund may begin purchasing assets. Shares are not currently available to residents of Pennsylvania, but when they are available subscribers in that state may not be admitted to the Fund until subscriptions have been received and accepted for 2,400,000 shares or $24,000,000.

Behringer Harvard Opportunity REIT I, Inc. will begin seeking the Fund's first acquisitions consistent with its focus on opportunistic real estate assets.

About Behringer Harvard:

Behringer Harvard is a national real estate investment sponsor whose family of public and private real estate investment securities is made available through the independent broker dealer community. The company's investment products include publicly registered, non-listed REITs and real estate limited partnerships, as well as other real estate investment programs that generally invest in institutional quality commercial real estate. Its finite-life, non-listed funds feature defined holding periods and exit strategies, and seek to produce attractive returns for investors through a balance of current yield and capital appreciation. Behringer Harvard is headquartered in the Dallas suburb of Addison, Texas, and is one of the nation's fastest-growing real estate investment firms. For additional company or investment information, call 866-655-3600 or visit www.behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the public offering of equity of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

Katie Myers
Richards/Gravelle
katie_myers@richards.com
214.891.5842

Jason Mattox, SVP
Behringer Harvard
jmattox@bhfunds.com
866.655.3600